Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE
Media relations contact:
Charles Coleman, (626) 302-7982
Investor relations contact:
Scott Cunningham, (626) 302-2540

Edison International Appoints New Leaders at Subsidiaries

ROSEMEAD, Calif., September 16, 2014 - Edison International (NYSE:EIX) announced today the appointment of new leaders at two subsidiaries, Southern California Edison (SCE) and Edison Energy. Ronald L. Litzinger, who has led SCE since 2011, will become president of Edison Energy, the holding company for Edison International’s competitive businesses in emerging sectors of the electric industry. Pedro J. Pizarro, formerly president of Edison Mission Energy (EME), will become president of SCE, succeeding Litzinger. The appointments take effect on October 1.

"These appointments were made in support of our continuing focus on growth and operational and service excellence at Edison International. Ron and Pedro have proven their capabilities in numerous assignments,” said Ted Craver, Edison International chairman and CEO.

Litzinger to Lead Edison Energy

Litzinger, 55, has been with Edison International since 1987. He has held a wide range of executive positions, including vice president of Strategic Planning at Edison International, senior vice president of SCE’s Transmission and Distribution Business Unit, and CEO of EME, before becoming president of SCE in 2011. Litzinger is a graduate of the University of Washington and holds a master’s degree in management from the University of Redlands.

“From operations to planning, in our regulated and competitive businesses, Ron has been a key and respected leader of our enterprise,” added Craver.  “As president of Edison Energy, he will provide overall oversight of our portfolio of competitive businesses as they evolve. We look forward to him leading the Edison Energy group of companies to great success.”

Pizarro to Lead SCE

Pizarro, 49, came to Edison International in 1999 from McKinsey & Company. After starting as director of Strategic Planning at Edison International, he became SCE’s vice president of Strategy and Business Development in 2001, vice president of Power Procurement in 2004, and executive vice president of Power Operations in 2008. In 2011, he became president of EME. Pizarro is a graduate of Harvard University and has a Ph.D. in chemistry from Caltech.

“Pedro’s commercial and utility experience, as well as the broad business perspective he acquired during his successful consulting career before joining Edison International, enabled him to consistently provide us with innovative solutions to complex business issues,” said Craver.  “He has proven ability in tackling challenges, and I believe he will apply his creativity and effective leadership to advance SCE’s goals to provide safe, reliable and affordable power to our customers.”
About Edison International
Edison International (NYSE:EIX), through its subsidiaries, is a generator and distributor of electric power and an investor in energy services and technologies, including renewable energy. Headquartered in Rosemead, Calif., Edison International is the parent company of Southern California Edison, one of the nation’s largest electric utilities.

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